SIONIX CORPORATION ANNOUNCES COMPLETION OF $425,000
PRIVATE PLACEMENT OF DEBENTURES AND WARRANTS
AND
COMMENCEMENT OF INDEPENDENT THIRD PARTY
PRODUCT EVALUAITON

Irvine, CA, March 3, 2008, Sionix Corporation (OTCBB: SINX) today announced that it has raised gross proceeds of $425,000 in a private placement through the sale to accredited investors of its Subordinated 10% Debentures together with six-year warrants to purchase an aggregate of 850,000 shares of common stock at an exercise price of $0.40 per share. The proceeds from the private placement are to be used for general working capital, including payment of approximately $15,000 to Environmental Engineering & Contracting, Inc. of Santa Ana, California (“EEC”). Sionix has engaged EEC to provide an independent third party evaluation of Sionix’ water treatment unit installed at the Villa Park Dam in Villa Park, California. Sionix expects EEC to provide its evaluation and test results around March 20, 2008. In connection with these matters, Sionix’ CEO, Richard Papalian, stated: “The company believes that successful test results of our water purification product will enhance our ability to market this technology to a wide range of domestic and international potential customers and licensees.”

About Sionix Corporation

Sionix Corporation develops new concepts in "Modular Packaged Water Treatment Systems" using dissolved air flotation (DAF) and membrane technology for drinking water and wastewater treatment systems designed for municipal and industrial use. Sionix owns eight product and process patents and two are pending. Sionix designs "Safe Water Systems" that require uninterrupted water supplies with many applications in mind, including defense, government facilities, emergency water supplies during natural disasters, foreign embassies, hospitals, pharmaceuticals, resorts and hotels. This also includes desalinization and pre-treatment for reverse osmosis and other membrane applications. Industrial applications would include housing development projects, bottled water, industrial process water, food, dairy, agri-business, meat processing, hog operations and poultry.

For additional information, please contact Sionix Corporation at (949) 752-7980.

About EEC

Environmental Engineering & Contracting, Inc. (“EEC”) has been providing environmental consulting services to industries and municipalities since 1995, starting with small projects in Southern California which rapidly expanded to large projects throughout the United States and a 2.5 MGD wastewater treatment design project in China. As the company has grown, it has become known for the technical expertise of its geologists, hydrogeologists, engineers and chemists and for finding innovative solutions to environmental, wastewater and stormwater challenges. The construction division also provides a unique ability to provide a wide range of environmental services. EEC recently opened an office in Indiana to support projects in the Midwest and is looking to open an office soon in Northern California to support the rapid growth of projects throughout the West.